Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-227250 on Form S-3 of our report dated July 30, 2018, relating to the consolidated financial statements of Royal Resources L.P. as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015, incorporated by reference in the Current Report on Form 8-K of Falcon Minerals Corporation dated August 29, 2018, and to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

September 26, 2018